Exhibit 21.1

TechnipFMC plc
Significant Subsidiaries of the Registrant
December 31, 2017

Name of Company                    Country of Incorporation

Technip France SA                    France
Yamgaz                            France
South Tambey LNG                    France
Technip UK Ltd                        United Kingdom
Flexibras Tubos Flexiveis Ltda                Brazil
Technip Oceania Pty Ltd                    Australia